Press Release	Source: EnerJex Resources, Inc.

EnerJex Reaches 200 BOPD with Strong Drilling Initiative

Monday October 1, 8:30 am ET

The company has over 400 drilling locations to continue its aggressive expansion program

OVERLAND PARK, Kan., Oct. 1 /PRNewswire-FirstCall/ -- EnerJex Resources, Inc. (OTC Bulletin Board: EJXR - News; "EnerJex") today reported an update to operating activity completed by its wholly owned operating subsidiary Midwest Energy, Inc. (Midwest) through the period ended September 30, 2007.

Steve Cochennet, EnerJex's Chairman and CEO, noted, "This month we also closed on two acquisitions, Tri-County and DD Energy, which added approximately 90 barrels of oil equivalent per day (BOPD) and over 250 new drilling locations to our Midwest Energy operations. The acquisition of DD Energy included traditional bank financing and further demonstrates, along with our continued production increases, EnerJex's progress towards becoming a regional oil and gas development company."

Midwest's production for the period was approximately 200 barrels per day equivalent. This is up from 117 barrels per day equivalent for the period ended August 31, 2007, an increase of approximately 71 percent. Plus, Midwest now has approximately 400 drilling locations in nine eastern Kansas counties to continue its expansion plans.

Operational Update By Area:

Black Oaks Project

Midwest has finished drilling 31 wells, bringing the total new well inventory to five injection wells and 26 producing wells. Of the 26 producing wells, 16 have been completed. In addition, all of the five injection wells have received state approval to begin water injection. Initial flow rates on injection wells are between thirty and 40 barrels per well. Midwest does not anticipate a response to the secondary recovery development program until 2008.

Midwest plans to drill a minimum of four additional producing wells bringing its year-end new producing well total to 30 and year-end injectors to five. Midwest anticipates it will have all wells on-line by the end of November.

Midwest has received preliminary results from its seismic activity and is currently evaluating potential deeper well locations.

Thoren Project

Midwest finished drilling and has recently completed 18 wells; 11 producing wells and seven injection wells. Plans include drilling an additional 10 producing wells by the end of October. All seven injector wells drilled have been approved and are currently on-line.

Gas City Project

Midwest is currently completing right-of-way and drilling title opinions per the Euramerica agreement and anticipates drilling to commence by mid-October. Midwest has filed drilling intents for the first five wells and will determine the next steps once additional data has been acquired.

Tri-County Project

On September 14, 2007, EnerJex acquired nine leases in eastern Kansas for $800,000. The wells currently produce approximately 40 BOPD. The acquisition also includes 100 percent working interest and 1,100 gross acres of leaseholds with up to 100 additional drilling locations.

Midwest has started plans to work-over many of the existing wells to maximize production and secondary recovery efforts. In addition, Midwest has begun the process of pulling and washing wells in order to bring the acquired leases up to full capacity.

DD Energy

Effective September 1, 2007, EnerJex acquired 7 oil leases in eastern Kansas for $2.7 million. The seven leases are in Johnson, Anderson and Linn counties in eastern Kansas and currently produce approximately 50 BOPD. EnerJex purchased a 100% working interest and 1,500 gross acres of leaseholds.

EnerJex plans to eventually expand drilling on the property having identified over 150 additional drilling locations

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted solely through Midwest Energy Inc., its wholly owned operating subsidiary, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: http://www.EnerJexResources.com.

Forward-Looking Statement

The statements in this press release regarding the BOPD from Midwest wells, number of current and anticipated wells, current operations, future outlook, and any other effects resulting from any of the above forward-looking statements involve risks and uncertainties. Such risks and uncertainties, include, but are not limited to: the continued production of oil at historical rates; costs of operations and development; delays, and any other difficulties related to producing oil; rig availability; price of oil; exploitation and exploration successes; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; actions taken and to be taken by the government as a result of political and economic conditions; future financial and operational results; competition; general economic, market or business conditions; and the ability to manage and continue growth. Although EnerJex believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Source: EnerJex Resources, Inc.